Exhibit 99

For Immediate Release

W. GEOFFREY BEATTIE ELECTED TO GE BOARD OF DIRECTORS

Fairfield, CT, June 12, 2009 – The Board of Directors of the General Electric Company [NYSE: GE] elected W. Geoffrey Beattie, President and Chief Executive Officer of The Woodbridge Company Limited, to its Board of Directors today.

“Geoff Beattie’s expertise in information services, financial services and multimedia make him an ideal addition to the GE Board of Directors,” said GE Chairman and CEO Jeff Immelt. “His guidance on these and other issues will be invaluable to the board and to GE business leaders.”

The addition of Mr. Beattie brings membership of GE’s board to 16. The board has determined Mr. Beattie is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines, as set forth in its Governance Principles, which are available in the 'Our Company' section of GE’s website under Governance at http://www.ge.com/company/governance/principles/index.html.

The Woodbridge Company Limited is the investment holding company for the Thomson family of Canada and the majority shareholder of Thomson Reuters.

Beattie, 49, of Toronto, Canada, is also deputy chairman and director of Thomson Reuters, the world’s leading source of intelligent information for businesses and professionals.   Thomson Reuters shares are listed on the New York, London, Toronto and NASDAQ exchanges.

Beattie also serves as a member of the Board of Directors of Maple Leaf Foods Inc. and Royal Bank of Canada. In addition to his public company board memberships, Mr. Beattie is chairman of CTV globemedia Inc., a Canadian broadcasting and publishing company, and a trustee of the University Health Network in Toronto.

Prior to joining Woodbridge in 1998, Beattie was a partner in the Toronto law firm Torys LLP.

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GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, medical imaging, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Media Contact:
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anne.eisele@ge.com

Investor Contact:
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trevor.schauenberg@ge.com